AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 1999
                                                      REGISTRATION NO. 333-37957
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 -------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                     LEVEL ONE COMMUNICATIONS, INCORPORATED
             (Exact name of registrant as specified in its charter)

            DELAWARE                                 33-0128224
     (State of Incorporation)             (I.R.S. Employer Identification No.)

                                9750 GOETHE ROAD
                          SACRAMENTO, CALIFORNIA 95827
                                 (916) 855-5000
   (Address and telephone number of registrant's principal executive offices)

                                 -------------

                             ROBERT S. PEPPER, Ph.D.
                                9750 GOETHE ROAD
                          SACRAMENTO, CALIFORNIA 95827
                                 (916) 855-5000
           (Name, address, and telephone number of agent for service)

                                  COPIES TO:

              JOHN KEHOE                     GILLES S. ATTIA, ESQ.               KENNETH R. LAMB, ESQ.
           9750 GOETHE ROAD                    GRAY CARY WARE &                 PETER T. HEILMANN, ESQ.
     SACRAMENTO, CALIFORNIA 95827               FREIDENRICH LLP                GIBSON DUNN & CRUTCHER LLP
            (916) 855-5000               400 CAPITOL MALL, SUITE 2100             ONE MONTGOMERY STREET
                                         SACRAMENTO, CALIFORNIA 95814                TELESIS TOWER
                                                (916) 930-3200                  SAN FRANCISCO, CA 94104
                                                                                     (415) 393-8200

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement from the same offering.[ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                          DEREGISTRATION OF SECURITIES

      The purpose of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (this "Amendment") of Level One Communications, Incorporated ("Level One") is to deregister all shares of Level One common stock, $0.001 par value per share (the "Common Stock"), registered pursuant to the Registration Statement on Form S-3 filed by Level One on October 15, 1997 (the "Registration Statement") and not sold pursuant to the Registration Statement and to update the prospectus to reflect information that has changed as a result of the acquisition of Level One by Intel Corporation, a Delaware corporation ("Intel").

      Pursuant to an Agreement and Plan of Merger dated as of March 4, 1999 among Level One, Intel and Intel RSW Corporation, a Delaware corporation and wholly owned subsidiary of Intel ("Intel RSW"), Level One agreed to merge with Intel RSW, with Level One to be the surviving corporation. As a result of the merger, Level One has become a wholly owned subsidiary of Intel. On August 10, 1999, Intel, Level One and State Street Bank and Trust Company of California, N.A. entered into a supplemental indenture (the "Supplemental Indenture") under which Level One remains obligated under the Notes and pursuant to which Intel issued a guaranty, which guarantees Level One's due and punctual payment of principal, premium, if any, and interest under the 4% Convertible Subordinated Notes due 2004 (the "Notes"). The Level One Common Stock is being deregistered because: (i) pursuant to the Supplemental Indenture and the indenture to which it relates, the Notes have become convertible into Intel common stock; and (ii) a Form 15 deregistering all of Level One's Common Stock is being simultaneously filed with the Securities and Exchange Commission.

      This Amendment does not deregister, and Level One intends that the Registration Statement remain effective with respect to, offers and sales of the Notes by the holders of the Notes.

                                   PROSPECTUS

                   4% CONVERTIBLE SUBORDINATED NOTES DUE 2004

      In August and September 1997, Level One issued and sold $115,000,000 in principal amount of 4% Convertible Subordinated Notes due 2004 to the initial purchasers who then sold the notes to persons they reasonably believed to be "qualified institutional buyers," as defined by Rule 144A under the Securities Act, or other institutional "accredited investors," as defined in Regulation D of the Securities Act. Those sales of the notes were exempt from the registration requirements of the Securities Act. The noteholders named in this prospectus or their transferees, pledgees, donees or successors may offer and sell the notes from time to time pursuant to this prospectus.


      The notes issued and sold in the original offering in reliance on Rule 144A have been designated for trading on the PORTAL System of the National Association of Securities Dealers, Inc. Notes sold pursuant to the registration statement of which this prospectus forms a part will not remain eligible for trading on the PORTAL System.

      The notes may be sold by the selling noteholders named in this prospectus from time to time directly to purchasers or through agents, underwriters or dealers. If required, the names of any such agents or underwriters involved in the sale of the notes in respect of which this prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to this prospectus.

      Neither Intel nor Level One will receive proceeds from the sales of the notes by the noteholders.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS AUGUST 10, 1999

                               PROSPECTUS SUMMARY

      The following information does not purport to be complete and is qualified in its entirety by, and should be read in conjunction with, the more detailed information in this prospectus and in the documents, financial statements and other information incorporated by reference herein. This prospectus contains certain forward-looking statements that involve risks and uncertainties. Level One's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors. Unless the context suggests otherwise, references in this prospectus to "Level One," "Us" or "We" mean Level One Communications, Incorporated and its subsidiaries. Level One will not undertake to update any forward-looking statement that may be made from time to time, by or on behalf of, Level One.

                                    LEVEL ONE

      Pursuant to an Agreement and Plan of Merger dated as of March 4, 1999 among Level One, Intel and Intel RSW Corporation, a wholly owned subsidiary of Intel, Level One merged with Intel RSW, as a result of which Level One became a subsidiary of Intel. On August 10, 1999, Level One, Intel and State Street Bank and Trust Company of California, N.A. entered into a supplemental indenture under which Level One remains obligated under the notes and pursuant to which Intel has agreed to issue its common stock in connection with conversion of the notes and has issued a guaranty, which guarantees due and punctual payment of the notes by Level One.

      Level One is a leader in communications integrated circuit technology, and provides silicon connectivity solutions for high-speed telecommunications and networking applications. Its products are used for high-speed analog and digital signal transmission and to build and connect networks to systems that transport information within an office or around the world. Its products are used to produce systems for local area networks, called LANs, wide area networks, called WANs, and public telephone transmission networks. LANs, WANs and telephone transmission networks enable you to use intranets, the Internet and the World Wide Web. Level One combines its strengths in analog and digital circuit design with its communications systems expertise to produce mixed-signal solutions with increased functionality and greater reliability.
This results in lower total system cost.

      Level One's advanced products are key components for digitized voice, data and multimedia networks, linking homes and businesses across the nation and around the world. In North America today, there are approximately 1.3 billion miles of copper phone wire in place. The creation of access technologies is critical to the exploitation of these copper lines for transmission of high speed digital signals required by today's networking and telecommunications needs. Level One leverages the installed base of copper wire by developing and offering integrated circuits that facilitate the implementation of a growing number of advanced interactive, multimedia, and enterprise networking applications. These include:

      -     videoconferencing;

      -     advanced faxing capabilities;

      -     telecommuting;

      -     image retrieval;

      -     teleconferencing;

      -     wide area connectivity;

      -     leased line backup;

      -     file transfer;

      -     PC access;

      -     remote LAN; and

      -     computer-aided design, engineering and manufacturing.

           Simultaneously, Level One has initiated programs to provide solutions that serve the growing needs of the future mixed-media, coaxial cable, fiber and wireless environments.

           Level One develops and sells products to meet the needs of the communications connectivity market which includes the networking market and the telecommunications market. Level One's networking products address the rapid evolution of the LAN networking connectivity markets. For these markets, Level One produces a variety of products:

      - Transceivers, which are communications devices capable of both transmitting and receiving, for Ethernet and Fast Ethernet applications.

      -     Ethernet repeaters having four ports on a single integrated circuit.

      -     Managed Ethernet repeaters.

      -     Integrated transceiver solutions.

           The term "Ethernet" refers to a local network used to transfer information at 10 million bits per second. Fast Ethernet transfers information at 100 million bits per second. Level One's telecommunications products service the growing demand for high-speed digital transmission. These products include data pumps and fully integrated transceivers that transport high-speed data in internationally standardized formats and rates to meet the long and short distance information transmission requirement of its customers.

            Level One was incorporated in California in November 1985 and reincorporated in Delaware in December 1998. Level One's principal executive offices are located at 9750 Goethe

Road, Sacramento, California 95827, and its telephone number is (916) 855-5000. As of December 27, 1998, Level One had 821 employees.

                                 THE OFFERING

Securities Offered...................................        $115,000,000 principal amount of 4% Convertible
                                                             Subordinated Notes due 2004

Interest Payment Dates...............................        March 1 and September 1, beginning March 1, 1998

Maturity.............................................        September 1, 2004

Conversion...........................................        Convertible into common stock, $0.001, of Intel
                                                             at any time through the close of business on the final
                                                             maturity date of the notes, unless previously redeemed
                                                             or repurchased, at a conversion price of $31.0077519 per
                                                             share, subject to adjustment in certain events. The
                                                             conversion price has been adjusted to reflect a 3-for-2
                                                             stock split which was effective for Level One common
                                                             stock on March 30, 1998 and the exchange ratio of 0.86
                                                             used in the merger of Intel and Level One to convert
                                                             Level One common stock into Intel common stock. See
                                                             "Description of Notes -- Conversion."

Guaranty.............................................        Intel has irrevocably and unconditionally guaranteed
                                                             the payment of principal, premium, if any, and interest
                                                             on the notes on a subordinated basis.  See "Description
                                                             of Notes-- Guaranty."

Optional Redemption..................................        Level One may not redeem the notes at its option prior
                                                             to September 7, 2000. Thereafter, Level One may redeem
                                                             the notes on at least 20 days' notice at its option, in
                                                             whole or in part at any time, initially at 102.286% of
                                                             the principal amount thereof, and thereafter at prices
                                                             declining to 100% at maturity, together with accrued
                                                             and unpaid interest. See "Description of Notes--
                                                             Optional Redemption by Level One."

Repurchase at Option of Holders Upon a
Change in Control or Termination of Public
Trading..............................................        In the event of a change in control of Intel or
                                                             termination of public trading of Intel common stock,
                                                             each noteholder may require Level One to repurchase all
                                                             or a portion of the holder's notes for cash or, at
                                                             Level One's option, Intel common stock, which will be
                                                             valued at 95% of the average of the closing prices for
                                                             the five trading days immediately preceding and
                                                             including the third trading day prior to the repurchase
                                                             date, at a repurchase price of 105% of the principal
                                                             amount of the notes to be repurchased, plus accrued and
                                                             unpaid interest to the repurchase date. See
                                                             "Description of Notes -- Repurchase at Option of
                                                             Holders."

Ranking..............................................        Subordinate to all existing and future Level One Senior
                                                             Indebtedness.  The indenture governing the terms of the
                                                             notes (the "Indenture") contains no limitations on the
                                                             incurrence of additional Level One Senior Indebtedness
                                                             or other indebtedness by Level One. See "Description of
                                                             Notes -- Subordination."

Registration Rights..................................        Level One has agreed to keep the registration statement
                                                             of which this prospectus forms a part effective until
                                                             September 25, 1999 or such shorter period ending when
                                                             there ceases to be any securities requiring
                                                             registration outstanding. Level One will be required to
                                                             pay liquidated damages to the holders of the notes, as
                                                             the case may be, under certain circumstances if Level
                                                             One is not in compliance with its registration
                                                             obligations. See "Description of Notes -- Registration
                                                             Rights."

Listing..............................................        The notes are currently eligible for trading on the
                                                             PORTAL Market. Notes sold pursuant to this prospectus
                                                             will not remain eligible for trading on the PORTAL
                                                             Market.

                                 USE OF PROCEEDS

      Level One will receive no proceeds from the sale of the notes under this registration statement.

                              DESCRIPTION OF NOTES

      The notes were issued under an indenture dated as of August 15, 1997 between Level One and State Street Bank and Trust Company of California, as trustee. In connection with the acquisition of Level One by Intel, Level One, State Street and Intel supplemented the indenture on August 10, 1999 and Intel issued its guaranty of the notes.

      We have summarized the material terms and provisions of the indenture, the supplemental indenture, the guaranty and the registration rights agreement in this section. We have also filed the form of each of these agreement as exhibits to the registration statement. You should read these documents for additional information before you buy any notes.

GENERAL

      The notes are unsecured general obligations of Level One subordinate in right of payment to certain other obligations of Level One as described under " -- Subordination" and are convertible into Intel common stock as described under " -- Conversion."

      The notes have the following characteristics:

      -     they are limited to $115,000,000 aggregate principal amount;

      - they were issued in fully registered form only in denominations of $1,000 and multiples of $1,000;

      - they will mature on September 1, 2004 unless earlier redeemed at Level One's option or repurchased by Level One at the holder's option upon a change in control of Intel or the termination of public trading of Intel's common stock;

      - Level One will pay 4% interest on them per year payable semi-annually on March 1 and September 1, to holders of record at the close of business on the preceding February 15 and August 15. Interest payments are subject to certain exceptions in the case of conversion, redemption or repurchase of such notes prior to the applicable interest payment date;

      - interest will be computed on the basis of a 360-day year comprised of twelve 30-day months;

      - principal and premium, if any, on the notes will be payable, and the notes may be presented for conversion, registration of transfer and exchange at the office of Level One maintained by Level One for such purposes in the Borough of Manhattan, The City of New York, which shall initially be an office or agency of State Street. In addition, interest may, at Level One's option, be paid by check mailed to such holders, provided that a holder of notes with an aggregate principal amount in excess of $2,000,000 will be paid by wire transfer in immediately available funds at the election of such holder; and

      - repayment of principal, premium, if any, and interest has been guaranteed by Intel.

      The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of securities of Level One or the incurrence of additional indebtedness, including indebtedness that is senior to the notes. The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control of Level One except to the limited extent described under " -- Repurchase at Option of Holders" below.

      No service charge will be made for any registration or transfer or exchange of notes, but Level One may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Level One is not required to exchange or register the transfer of:

      - any note for a period of 15 days preceding any selection of notes to be redeemed;

      -     any note or portion thereof selected for redemption;

      -     any note or portion thereof surrendered for conversion; or

      - any note or portion thereof surrendered for repurchase in connection with a change in control of Intel or the termination of public trading of Intel's common stock.

      The notes are currently eligible for trading in the Portal Market. Notes sold pursuant to this prospectus will not remain eligible for trading on the Portal Market.

CONVERSION

      The noteholders may, subject to final maturity, prior redemption or repurchase, convert any notes or portions thereof, in denominations of $1,000 or multiples thereof, into common stock of Intel, at the conversion price of $31.0077519 per share, subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any notes for interest accrued on the notes or for dividends on any common stock issued. If notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, Level One must pay funds equal to the interest payable on the succeeding interest payment date on the principal amount so converted, other than notes called for redemption by Level One. Intel is not required to issue fractional shares of common stock upon conversion of notes and, in lieu thereof, a cash adjustment based upon the market price of the common stock on the last business day prior to the date of conversion will be paid.

      In the case of notes redeemed by Level One, conversion rights will expire at the close of business on the business day preceding the date fixed for redemption, unless Level One defaults in payment of the redemption price. A note for which a holder has delivered a repurchase notice in connection with a change in control of Intel or the termination of public trading of Intel's common stock exercising such holder's option to require Level One to repurchase such note may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by the holder to Level One prior to the close of business on the business day immediately preceding the date fixed for repurchase.

      The conversion right may be exercised by delivering the note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date shall be the date on which the required documentation, and any funds that may be required, shall have been so delivered. Certificates representing shares of common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

      The adjusted conversion price is subject to adjustment, in certain events, including:

      - the issuance of Intel common stock as a dividend or distribution on Intel common stock;

      -     certain subdivisions and combinations of the Intel common stock;

      - the issuance to all holders of Intel common stock of certain rights or warrants to purchase Intel common stock at less than the then current market price of the Intel common stock;

      - the dividend or other distribution to all holders of Intel common stock of shares of capital stock of Intel, other than Intel common stock, or evidences of indebtedness of Intel or assets, including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid exclusively in cash;

      - dividends or other distributions consisting exclusively of cash, excluding any cash portion of distributions referred to in the preceding bullet above, to all holders of Intel common stock to the extent that such distributions, combined together with all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made plus any cash and the fair market value of other consideration payable in respect of any tender offers by Intel or any of its subsidiaries for Intel common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of Intel's market capitalization on the record date for such distribution;

      - the purchase of Intel common stock pursuant to a tender offer made by Intel or any of its subsidiaries to the extent that the same involves an aggregate consideration that, together with any cash and the fair market value of any other consideration payable in any other tender offer by Intel or any of its subsidiaries for Intel common stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made plus the aggregate amount of any such all-cash distributions referred to in the immediately preceding bullet point above to all holders of Intel common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of Intel's market capitalization on the expiration of such tender offer; and

      - payment in respect of a tender offer or exchange offer by a person other than Intel or any subsidiary of Intel in which, as of the closing of the tender or exchange offer, the Intel board of directors is not recommending rejection of the offer. This adjustment will only be made if the tender offer or exchange offer is for an amount which increases that person's ownership of Intel common stock to more than 25% of the total shares of Intel common stock outstanding, and only if the cash and value of any other consideration included in such payment per share of Intel common stock exceeds the current market price per share of Intel common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange. In addition, this adjustment will not be made, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause Intel to engage in any transaction described below in " -- Consolidation, Merger or Assumption."

      In the case of any reclassification or change of the Intel common stock, other than changes in par value or change resulting from a subdivision or combination, or a consolidation, merger, or combination involving Intel or a sale or conveyance to another corporation of the property and assets of Intel as an entirety or substantially as an entirety, in each case as a result of which holders of Intel common stock shall be entitled to receive stock, other securities, other property or assets with respect to or in exchange for such Intel common stock, the holders of the notes will be entitled thereafter to convert their notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such notes been converted into Intel common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance, assuming, in a case in which Intel's stockholders may exercise rights of election, that a holder of notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith and received per share the kind and amount received per share by a plurality of non-electing shares.

      If a taxable distribution to holders of Intel common stock results in any adjustment of the conversion price, the noteholders may, in certain circumstances, be subject to United States income tax; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Intel common stock. See "Certain Federal Income Tax Considerations."

      Intel may reduce the conversion price of the notes by any amount for any period of at least 20 days, in which case Intel shall give at least 15 days' notice of such decrease, if its board of directors has made a determination that such decrease would be in Intel's best interests, or if it deems advisable to avoid or diminish any income tax to holders of Intel common stock resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations."

      No adjustment in the conversion price will be required unless such adjustment would require a change of at least l% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of Intel common stock or any securities convertible into or exchangeable for Intel common stock or carrying the right to purchase any of the foregoing.

      The authorized capital stock of Intel consists of 4,500,000,000 shares of common stock, $0.001 par value, and 50,000,000 shares of preferred stock, $0.001.

      As of July 26, 1999, there were approximately 3,310,705,351 shares of Intel common stock outstanding. Holders of Intel common stock are entitled to one vote per share on all matters to be voted upon by Intel stockholders. Intel stockholders may not cumulate votes for the election of directors. Intel common stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Intel board of directors out of funds legally available for dividend payments. In the event of a liquidation, dissolution or winding up of Intel, Intel common stockholders are entitled to share ratably in all assets remaining after payment of liabilities. The Intel common stock has no preemptive or conversion rights or other subscription rights nor do redemption or sinking fund provisions apply to the Intel common stock. All outstanding shares of Intel common stock are fully paid and non-assessable, and the shares of Intel common stock to be outstanding after the merger will be fully paid and non-assessable. Harris Trust and Savings Bank is the transfer agent and registrar for the Intel common stock. Harris Trust's address is 311 West Monroe, P.O. Box A3504, Chicago, Illinois 60690. See Intel's description of its common stock set forth in Intel's registration statement on form 8-B filed May 3, 1989.

      As of August 10,1999, no shares of Intel preferred stock were outstanding. Although Intel presently does not intend to do so, its board may issue without stockholder approval Intel preferred stock with voting and conversion rights that could negatively affect the voting power or other rights of the Intel common stockholders.

OPTIONAL REDEMPTION BY LEVEL ONE

      Level One may not redeem the notes before September 7, 2000. At any time on or after September 7, 2000, the notes may be redeemed at Level One's option on at least 20 but not more than 60 days' notice, in whole or in part, at the following prices, which are expressed in percentages of the principal amount, together with accrued interest to, but excluding, the date fixed for redemption; provided that if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date.

      If redeemed during the 12-month period beginning September 1, or September 7, 2000 through August 31, 2001 in the case of the first such period:

               REDEMPTION
                  YEAR                                   PRICE
               -----------                              --------
                  2000                                  102.286%
                  2001                                  101.714%
                  2002                                  101.143%
                  2003                                  101.143%

and 100% at September 1, 2004.

      If fewer than all the notes are to be redeemed, State Street will select the notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot or, in its discretion, on a pro rata basis or by a method State Street considers fair and appropriate. If any note is to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's notes is selected for partial redemption and such holder converts a portion of such notes, such converted portion shall be deemed to be taken from the portion selected for redemption.

      No sinking fund is provided for the notes.

REPURCHASE AT OPTION OF HOLDERS

      The indenture provides that, upon a change in control of Intel or the termination of public trading of Intel's common stock, the noteholders may require Level One to repurchase all of the holder's notes, or any portion thereof that is an integral multiple of $1,000, 40 days after Level One sends notice to the holders. Level One must repurchase the notes for cash at a price equal to 105% of the principal amount of the notes, together with accrued interest, if any, to the repurchase date; provided, however, that if a repurchase date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date.

      Level One may, at its option, in lieu of paying the repurchase price in cash, cause Intel to pay the repurchase price with Intel common stock valued at 95% of the average of the closing prices of the Intel common stock for the five consecutive trading days ending on and including the third trading day preceding the repurchase date. Payment may not be made with Intel common stock unless Level One satisfies certain conditions with respect to such payment as provided in the indenture.

      Within 15 calendar days after the occurrence of a change in control of Intel or the termination of public trading of Intel's common stock, Level One is obligated to mail to all holders of record of the notes a notice of the occurrence of such event and of the repurchase right. Level One must deliver a copy of notice to State Street and cause a copy or a summary of such notice to be published in a newspaper of general circulation in the city of New York. To exercise the repurchase right, a holder of such notes must deliver, on or before the 35th day after Level One's notice, written notice to Level One, or an agent designated by Level One for such purpose, and State Street of the holder's exercise of such right, together with the notes with respect to which the right is being exercised, duly endorsed for transfer.

      A change in control of Intel will be deemed to have occurred when:

      - any "person" or "group," as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of Intel;

      - approval by stockholders of Intel of any plan or proposal for the liquidation, dissolution or winding up of Intel;

      - Intel consolidates with or merges into any other corporation or any other corporation merges into Intel and the outstanding Intel common stock of Intel is changed or exchanged into or for other assets or securities as a result, unless the stockholders of Intel immediately before such transaction own, directly or indirectly immediately following such transaction, at least 51% of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the outstanding securities entitled to vote generally in elections of directors of Intel immediately before such transaction;

      - Intel conveys, transfers or leases all or substantially all of its assets to any person; or

      - any time the directors of Intel as of August 10, 1999 or directors of Intel who were nominated, elected or endorsed by directors who were director as of August 10, 1999 do not constitute a majority of the Board of Directors of Intel, or, if applicable, a successor corporation to Intel.

      However, even if any of the above events occur, a change in control of Intel shall not be deemed to have occurred if either:

      - the last sale price of Intel's common stock for any five trading days during the ten trading days immediately preceding the date of the change in control of Intel is at least equal to 105% of the conversion price in effect on such day; or

      - in the case of a merger or consolidation otherwise constituting a change in control of Intel, all of the consideration, excluding cash payments for fractional shares, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with such a change in control of Intel, and as a result of such transaction or transactions such notes become convertible solely into such common stock.

      Under this definition, if the current Board of Directors of Level One were to approve a new director or directors and then resign, no Change in Control would occur even though the current Board of Directors would thereafter cease to be in office.

      The termination of public trading of Intel's common stock will be deemed to have occurred when Intel's common stock, or other common stock into which the notes are then convertible, is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

      If either a change in control of Intel or the termination of public trading of Intel's common stock were to occur, there can be no assurance that Level One would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all notes tendered by holders thereof. Level One's ability to repurchase notes with cash may also be limited or prohibited by the terms of its then-existing borrowing arrangements. Moreover, although under the indenture Level One may elect, subject to satisfaction of certain conditions, to pay the repurchase price for the notes using shares of Intel common stock, any future credit agreements or other agreements relating to other indebtedness, including other Level One's Senior Indebtedness, to which Level One becomes a party may contain restrictions on or prohibitions of the repurchase of the notes by Level One that apply even if the purchase price is paid with shares of capital stock.

      If either a change in control of Intel or the termination of public trading of Intel's common stock occurs at a time when Level One is prohibited from repurchasing notes, Level One could seek the consent of its lenders to the repurchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If Level One does not obtain such a consent or repay such borrowings, Level One would remain prohibited from repurchasing notes. In such case, Level One's failure to repurchase the notes would constitute an event of default under the indenture whether or not payment of the repurchase price is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under Level One's Senior Indebtedness. Moreover, the occurrence of a change in control of Intel or the termination of public trading of Intel's common stock may, in turn, cause a default under Level One's Senior Indebtedness. As a result, in either case, payment of the repurchase price of the notes with cash would, absent a waiver, be prohibited under the subordination provisions of the indenture until the Level One's Senior Indebtedness is paid in full. See "-- Subordination" below.

      No notes may be redeemed at the option of holders upon a change in control of Intel or the termination of public trading of Intel's common stock if there has occurred and is continuing an event of default described under " -- Events of Default and Remedies" below.

SUBORDINATION

      The indebtedness evidenced by the notes is, to the extent provided in the indenture, subordinate to the prior payment in full of all Level One's Senior Indebtedness, whether presently outstanding or incurred or created after the date of the indenture. Level One's Senior Indebtedness includes:

      - all indebtedness for money borrowed or evidenced by notes, debentures, bonds or other securities and all other obligations of Level One constituting the deferred purchase price of property or assets;

      -     all indebtedness due and owing with respect to letters of credit;

      - all indebtedness or other obligations due and owing with respect to interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts and other similar agreements and arrangements;

      - all indebtedness consisting of commitment or standby fees due and payable to lending institutions with respect to credit facilities or letters of credit available to Level One;

      - all obligations under leases required or permitted to be capitalized under generally accepted accounting principles or under any lease or related document that provides that Level One is contractually obligated to purchase or cause a third party to purchase and thereby guarantee a minimum residual value of the lease property to the lessor and the obligations of Level One under such lease or related document to purchase or to cause a third party to purchase such leased property;

      - all indebtedness or obligations of others of the kinds described in any of the preceding bullet points assumed by or guaranteed, directly or indirectly in any manner by Level One or in effect guaranteed, and all obligations of Level One under any such guarantee or other arrangements; and

      - all renewals, extensions, refundings, deferrals, amendments or modifications of indebtedness or obligations of the kinds described in any of the preceding bullet points.

      Upon any distribution of assets of Level One upon any dissolution, winding up, liquidation or reorganization of Level One, the payment of the principal of, or premium, if any, and interest on the notes is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full, in cash or in such other form of payment as may be acceptable to the holders thereof, of all of Level One's Senior Indebtedness. Moreover, upon any acceleration of the notes because of an event of default, the holders of any indebtedness senior to the notes then outstanding would be entitled to payment in full of all obligations in respect of such senior indebtedness before the holders of the notes are entitled to receive any payment or distribution in respect of the notes.

      Level One may not make any payment upon or in respect of the notes if a default in the payment of principal of, premium, if any, interest, or other payment due on Level One's Senior Indebtedness occurs and is continuing beyond any applicable period of grace. Payments on the notes shall be resumed on the date on which such default is cured or waived or ceases to exist.

      Level One may also not make any payment upon or in respect of the notes if any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default related to accelerate its maturity and if State Street and Level One each receive a notice of such default from a holder of Designated Senior Indebtedness. Designated Senior Indebtedness means any particular amount of Level One's Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Senior Indebtedness shall be Designated Senior Indebtedness for purposes of the indenture. Payments on the notes shall be resumed on in case of a nonpayment default with respect to Designated Senior Indebtedness, on the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable notice is received. No new period of payment blockage may be commenced pursuant to a notice unless 365 days have elapsed since the first day of the effectiveness of the immediately prior notice, and all scheduled payments of principal, premium, if any, and interest on the notes that have become due have been paid in full in cash.

      Notwithstanding the foregoing, if State Street or any holder of notes receives any payment or distribution of assets of Level One of any kind in respect of the notes in contravention of any of the terms of the indenture, before all of Level One's Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of the holders of Level One's Senior Indebtedness, for application to the payment of all of Level One's Senior Indebtedness remaining unpaid to the extent necessary to make payment in full of all Level One's Senior Indebtedness remaining unpaid.

      No provision contained in the indenture or the notes affects the absolute and unconditional obligation of Level One to pay, when due, principal of, premium, if any, and interest on, the notes. The subordination provisions of the indenture and the notes will not prevent the occurrence of any default or event of default or limit the rights of any holder of notes to pursue any other rights or remedies with respect to the notes.

      As a result of these subordination provisions, upon the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceedings or an assignment for the benefit of the creditors of Level One or a marshaling of assets or liabilities of Level One and its subsidiaries, holders of the notes may receive ratably less than other creditors.

EVENTS OF DEFAULT AND REMEDIES

      An event of default is defined in the indenture as being:

      - default in payment of the principal of, or premium, if any, on the notes;

      - default for 30 days in payment of any installment of interest on the notes;

      - default by Level One in the observance or performance of any other covenants in the indenture for 45 days after notice is given in accordance with the indenture;

      - default in the payment of the repurchase price in respect of the note on the repurchase date therefor;

      - failure to provide timely notice of a change in control of Intel or the termination of public trading of Intel's common stock;

      - failure of Level One or any of Level One's significant subsidiaries to make any payment at maturity, including any applicable grace period, on obligations of, or guaranteed or assumed by, Level One or any significant subsidiary for borrowed money, in an amount in excess of $5,000,000 and continuance of such failure for 30 days after notice given in accordance with the indenture;

      - default by Level One or any significant subsidiary with respect to any obligations of, or guaranteed or assumed by, Level One or any significant subsidiary for borrowed money, which default results in the acceleration of obligations in an amount in excess of $5,000,000 without such obligations having been discharged or such acceleration having been rescinded or annulled for 30 days after notice given in accordance with the indenture; and

      - certain events involving bankruptcy, insolvency or reorganization of Level One or any significant subsidiary.

      State Street is required give to the registered holders of the notes notice of all uncured defaults known to it within 90 days after the occurrence of a default unless State Street in good faith determines that the withholding of such notice is in the best interest to such registered holders.

      If any event of default shall have occurred and be continuing, State Street or the holders of at least 25% in principal amount of the notes then outstanding may declare the principal of and premium, if any, on the notes to be due and payable immediately. If Level One cures all defaults, except the nonpayment of interest on, premium, if any, and principal of any notes which shall have become due by acceleration, and certain other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of notes then outstanding.

      If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, all unpaid principal of and accrued interest on the outstanding notes will become due and payable immediately without any declaration or other act on the part of State Street or any holders of notes, subject to the limitations provided in the indenture.

      The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to State Street or exercising any trust or power conferred on State Street, subject to certain limitations specified in the indenture. State Street shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction, before proceeding to exercise any right or power under the indenture at the direction of such holders. The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions precedent, including the written notice by such holder of an event of default and an offer to indemnify to State Street, along with the written request by the holders of at lease 25% in principal amount of the outstanding notes that such a proceeding be instituted, but the holder has an absolute right to institute suit for the enforcement of payment of the principal of, and premium, if any, and interest on, such holder's notes when due and to convert such notes.

      The holders of at least a majority in principal amount of the outstanding notes may on behalf of the holders of all notes waive any past defaults, except:

      - a default in payment of the principal of, or premium, if any, or interest on, any note when due;

      - a failure by Level One to cause Intel to convert any notes into common stock; or

      - in respect of certain provisions of the indenture which cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

      Level One is required to furnish to State Street annually within 120 days of the end of the fiscal year a statement of certain officers of Level One stating whether or not to the best of their knowledge Level One is in default in the performance and observation of certain terms of the indenture and, if they have knowledge that Level One is in default, specifying such default. Level One is also required, upon becoming aware of any default or event of default, to deliver to State Street a statement specifying such default or event of default and the action Level One has taken, is taking or proposes to take with respect thereto.

CONSOLIDATION, MERGER OR ASSUMPTION

      The indenture provides that Level One may not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of its assets, whether in a single transaction or a series of related transactions, to another person or group of affiliated persons, unless

      1.    either

            - in the case of a merger or consolidation that does not involve a transfer of all or substantially all of Level One's assets, Level One is the surviving entity; or

            - the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any of the fifty states or the District of

                  Columbia and expressly assumes by written agreement all of the obligations of Level One in connection with the notes and the indenture;

      2. no default or event of default under the indenture exists at the time of the transaction or will occur immediately after giving effect on a pro forma basis to such transaction; and

      3.    the other conditions contained in the indenture are satisfied.

MODIFICATIONS OF THE INDENTURE

      The indenture contains provisions permitting Level One and State Street to modify the indenture or any supplemental indenture or the rights of the holders of the notes, with the consent of the holders of at least a majority of the principal amount of the notes at the time outstanding. However, the following modifications and amendments will not be effective against any holder without its consent:

      -     extend the fixed maturity of any note;

      - reduce the rate or extend the time or payment of interest on any note;

      -     reduce the principal amount of or premium, if any, on any note;

      - reduce any amount payable upon redemption or repurchase of any note;

      - impair, or change in any respect adverse to the holders of notes, the obligation of Level One to repurchase any note upon the happening of a change in control of Intel or the termination of public trading of Intel's common stock;

      - impair or adversely affect the right of a noteholder to institute suit for the payment of his note;

      -     change the currency in which the notes are payable;

      - impair or change in any respect adverse to the holder of the notes, the right to convert the notes into Intel common stock subject to the terms set forth in the indenture, as supplemented; or

      - modify the provisions of the indenture with respect to the subordination of the notes in a manner adverse to the holders of the notes.

      In addition, no amendment may reduce the required percentage of notes for future amendments, without the consent of the holders of all of the notes then outstanding.

INTEL'S GUARANTY

      Intel has irrevocably and unconditionally guaranteed the payment of principal, premium, if any, and interest on the notes on a subordinated basis.

      Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Intel designs, develops, manufactures and markets computer components and related products.

      Intel's major products include microprocessors, chipsets, embedded processors and microcontrollers, flash memory products, graphics products, network and communications products, systems management software, conferencing products and digital imaging products. Intel sells its products to:

      - original equipment manufacturers of computer systems and peripherals;

      -     personal computer users; and

      - other manufacturers, including makers of a wide range of industrial and telecommunications equipment.

      Intel had approximately 64,500 employees at December 26, 1998, and 1998 net revenues of $26,273 million. Intel is headquartered in Santa Clara, California.

      Intel's obligations under the guaranty are junior and subordinated to the Intel's Senior Indebtedness on substantially the same basis as the notes are junior and subordinated to Level One's Senior Indebtedness. Intel's Senior Indebtedness includes:

      - all indebtedness of Intel evidenced by notes, debentures, bonds or other similar instruments or securities;

      -     all indebtedness of Intel for money borrowed;

      - all indebtedness or other obligations of Intel with respect to interest rate, currency, equity and other swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and similar agreements and arrangements;

      - all indebtedness or other obligations of Intel with respect to letters of credit, bank guarantees and bankers' acceptances;

      - all lease obligations of Intel which are required or permitted to be capitalized on the books of Intel in accordance with generally accepted accounting principles;

      - all indebtedness and lease obligations of others of the kinds described in the preceding bullets assumed by or guaranteed in any manner by Intel; and

      -     all renewals, extensions or refundings of the foregoing.

      The guaranty will terminate upon the earliest of;

      -     the date on which there are no notes outstanding;

      - the merger or consolidation of Level One into Intel or the sale of Level One to a third party if such third party purchaser issues its own guaranty in replacement of Intel's guaranty; or

      -     the date on which the indenture has been discharged.

      The guaranty does not significantly limit or impair Intel's ability to merge with, consolidate with, or sell or transfer a significant amount of its assets to a third party if the third party agrees to assume Intel's obligations under the indenture.

REGISTRATION RIGHTS AGREEMENT

      Level One and the initial purchasers of the notes entered into a registration rights agreement pursuant to which Level One, at its expense, has filed with the Securities and Exchange Commission the registration statement of which this prospectus is a part. The registration statement covers resales of the notes by their holders. Level One has agreed to use its best efforts to keep the registration statement effective until the earlier of September 25, 1999 or until the registration statement is no longer required for transfer of the notes. For purposes of the foregoing, Level One is not required to register resales of any note that has been effectively registered under the Securities Act and disposed of in accordance with the registration statement or any resale of the note occurring after the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act, or any similar provisions then in force, or the date on which such note ceases to be outstanding, whichever date is earliest.

      If the registration statement ceases to be effective or usable, without being succeeded immediately by an additional registration statement filed and declared effective, for a period of time which shall exceed 90 days in the aggregate in any period of 365 consecutive days, Level One will pay liquidated damages to each noteholder, during the first 90-day period immediately following the occurrence of such registration default in an amount equal to $0.05 per week per $1,000 principal amount of notes which are held by such holder and required to be included in the registration statement. The rate of accrual of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of notes for each subsequent 90-day period until the registration statement again becomes effective and becomes available for effecting sales of notes, up to a maximum amount of liquidated damages of $0.25 per week per $1,000 principal amount of notes. When the registration statement again becomes effective and becomes available for effecting sales of notes, liquidated damages will cease to accrue with respect to such default. All accrued liquidated damages shall be paid to the holders of notes in the same manner as interest payments on the notes on semiannual payment dates which correspond to interest payment dates for the notes. The use of the registration statement for effecting resales of notes may be suspended in certain circumstances described in the registration rights agreement upon notice by Level One to the holders of the notes, subject to the rights of the holders of notes to receive liquidated damages if the aggregate number of days of such suspensions in any year exceeds the periods described above.

      Level One will provide to each registered holder copies of such prospectus and take certain other actions as are required to permit unrestricted resales of the notes. A holder who sells the notes pursuant to the registration statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers and will be bound by the provisions of the registration rights agreement which are applicable to such holder, including certain indemnification provisions. Holders of the note will be required to deliver information to be used in connection with the registration statement in order to have their notes included in the registration statement.

SATISFACTION AND DISCHARGE

      Level One may discharge its obligations under the indenture while notes remain outstanding if all outstanding notes will become due and payable at their scheduled maturity within one year or all outstanding notes are scheduled for redemption within one year, and, in either case, Level One has deposited with State Street an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

GOVERNING LAW

      The indenture, the registration rights agreement, the guaranty and the notes are governed by and construed in accordance with the laws of the State of New York.

TRUSTEE, PAYING AGENT, CONVERSION AGENT, REGISTRAR AND CUSTODIAN

      State Street is the trustee under the indenture and has been appointed by Level One as the initial paying agent, conversion agent, registrar and custodian with regard to the notes. Level One and Intel may maintain deposit accounts and conduct other banking transactions with State Street or its affiliates in the ordinary course of business, and State Street and its affiliates may from time to time in the future provide banking and other services to Level One and Intel in the ordinary course of their business.

      The indenture and the Trust Indenture Act of 1939 contain certain limitations on the rights of State Street, should it become a creditor of Level One or Intel, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, State Street will be permitted to engage in other transactions, provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM; GLOBAL CERTIFICATES

      Upon the initial transfer pursuant to the registration statement of which this prospectus forms a part, the notes may be represented by one or more fully registered global notes as well as notes in definitive form registered in the name of individual purchasers or their nominees. Each global note will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we sometimes refer to as DTC, and registered in the name of DTC or its nominee, Cede & Co., or will remain in the custody of State Street pursuant to a FAST Balance Certificate Agreement between DTC and State Street.

      DTC is a limited purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

      DTC holds the securities of its participant organizations and facilitates the clearance and settlement of transactions in those securities among its participants through electronic book- entry changes in accounts of its participants. The electronic book-entry system eliminates the need for physical securities certificates. DTC's participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Banks, brokers, dealers, trust companies and others who clear through, or maintain a custodial relationship with, a participant, either directly or indirectly, also have access to DTC's book-entry system

      Upon deposit of the global note, DTC will credit the accounts of participants with portions of the principal amount of the global note and ownership, and transfers of, interests in the global note will be shown on, and effected only through, records maintained by DTC or by the participants, including any indirect participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own, which could limit the ability to transfer notes. Except as described below, owners of interests in the global note will not have notes registered in their names, will not receive physical delivery of notes in definitive form and will not be considered the registered owners thereof under the indenture for any purpose.

      Payments in respect of the principal of, premium, if any, and interest on any notes registered in the name of DTC or Cede & Co. on any relevant record date will be payable by State Street to DTC or Cede & Co., as applicable, in its capacity as the registered holder under the indenture. Level One and State Street will treat the person in whose names the notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes. Consequently, neither Level One nor State Street will have any responsibility or liability for the payment of such amounts to beneficial owners of the notes or for any other matter relating to actions or practices of DTC or any of its participants. Level One understands that DTC's current practice, upon receipt of any payment in respect of securities such as the notes, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of participants and the beneficial owners of the notes and not the responsibility of the DTC, State Street or Level One. Neither Level One nor State Street will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes. Level One and State Street may conclusively rely on and will be protected in relying on instructions from DTC and Cede & Co. for all purposes. Neither Level One nor State Street has any responsibility or liability for any aspect of DTC's records or any participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's records relating to the beneficial ownership interests in the global note or any other matter relating to the actions and practices of DTC or any of its participants.

      So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules.

      Level One expects that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

      If DTC is at any time unwilling or unable to continue as a depositary for a global note and a successor depositary is not obtained, Level One will issue note certificates in exchange for the global note. Such notes shall be registered in names of the owners of the beneficial interests in the global note as provided by the participants. Upon issuance of note certificates, State Street is required to register the notes in the name of, and cause the notes to be delivered to, the person or persons identified as the beneficial owner as DTC shall direct.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Level One believes to be reliable, but Level One takes no responsibility for the completeness or accuracy thereof.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that will hold notes as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we sometimes refer to as the Code, and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, or persons that will hold notes as a position in a hedging transaction, "straddle," "conversion," or "integrated" transaction for tax purposes or persons deemed to sell notes under the constructive sale provisions of the Code and holders that have a functional currency other than the U.S. dollar. In addition, this discussion applies only to a holder who is either (i) a citizen or resident of the United States; (ii) an entity formed under the laws of the U.S. or a state of the U.S.; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; (iv) a trust subject to the primary supervision of a court within the U.S. and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust; or (v) any other person whose income or gain with respect to the notes or Intel common stock is effectively connected with the conduct of a U.S. trade or business as determined under U.S. income tax rules. Level One has not sought any ruling from the Internal Revenue Service, the IRS, or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local or other tax laws, or tax laws other than income tax laws.

      HOLDERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY AND UNDER ANY ESTATE, GIFT OR OTHER TAX LAW.

TAXATION OF INTEREST

      Interest paid on the notes will be included in the income of a holder as ordinary income at the time it is treated as received or accrued, in accordance with the holder's regular method of tax accounting. Failure of Level One to maintain the effectiveness of the registration statement as described under "Description of Notes--Registration Rights" will cause additional interest to accrue on the notes in the manner described therein. Level One does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any note. Similarly, Level One does not intend to treat the possibility of the occurrence of an event requiring it to repurchase the notes as affecting the yield to maturity of any note.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

      Upon the sale, exchange, retirement or other taxable disposition of a note other than conversion into stock of Intel pursuant to the conversion feature of the notes, a holder will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as such) and the holder's tax basis in the note. A holder's tax basis in a note will be, in general, the cost of the note to the holder, increased by market discount that the holder has elected to include in income as it accrues, as discussed below, and decreased by market premium that a holder has elected to amortize, as discussed below. Gain or loss realized on the sale, exchange or retirement of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange or retirement, the note had been held for more than one year.

CONVERSION OF THE NOTES

      The federal income tax consequences of converting the notes into stock of Intel are unclear. Based on a published ruling issued by the IRS, Level One intends to take the position that, since Intel is not a co-obligor under the notes (but rather is only a guarantor), a conversion of a note into stock of Intel pursuant to the conversion feature of the notes is a taxable transaction for federal income tax purposes. Provided the conversion is a taxable event, a holder who converts generally will recognize gain or loss measured by the difference between the fair market value of the Intel stock received, plus any cash payment received in lieu of a fractional share of Intel stock, and the holder's tax basis in the converted note. In addition, provided the conversion is a taxable event, the holding period for the Intel common stock received will begin on the day after the conversion, and the holder's basis in the Intel common stock received will be the fair market value of that stock at the time of conversion. Since the consequences of converting a note into Intel common stock are uncertain, however, purchasers of notes should consult their tax advisors in order to determine the manner in which they should treat a conversion of the notes.

MARKET DISCOUNT

      A holder that acquires a note with market discount must generally treat as ordinary income any gain realized on a complete or partial disposition or retirement of the note, including a prepayment or a conversion, to the extent that the market discount has accrued during the holder's period of ownership. See "Conversion of the Notes," above. A holder will be deemed to have purchased a note with market discount if the stated principal of the note exceeds the purchase price of the note by more than a statutorily defined de minimis amount. The market discount accrued during the holder's period of ownership will generally equal a ratable portion of the note's market discount, based on the number of days the holder has held the note at the time of such disposition or retirement, as a percentage of the number of days from the date the holder acquired the note to its date of maturity.

      Subject to certain limitations, a holder may elect to include the market discount in gross income as it accrues during the period of ownership (rather than upon disposition, retirement) based on a constant yield method, taking into account compounding of interest. Any such election will also constitute an election to include market discount in income currently on all other bonds and notes acquired by such holder on or after the first day of the first taxable year to which the election applies. A holder who purchases a note at a market discount and who does not elect to include market discount in income as it accrues may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry the note.

MARKET PREMIUM

      A holder acquiring a note with market premium, as described below, may generally elect to amortize the market premium using a constant yield method over the remaining term of the note (or, if shorter, over the period from the date of purchase to the date of an assumed redemption option exercise). The market premium is the excess of the amount payable on maturity (or on an earlier redemption date if it results in a smaller amortizable market premium) over the holder's tax basis in the note immediately following the purchase (reduced by an amount equal to the value of the conversion option). For purposes of determining the market premium and the amortization period, Level One will be deemed to exercise its optional redemption rights in a manner that maximizes the holder's yield on the note. A note which is redeemed prior to the time at which it is assumed that the note would be redeemed may result in the holder deducting the remaining bond premium at the time of redemption. Holders should consult their tax advisors regarding the ability to deduct market premium with respect to a note.

      The amortized market premium may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such market premium. An election to amortize market premium applies to all taxable debt obligations then owned and thereafter acquired by the holder and may be revoked only with the consent of the IRS.

ADJUSTMENT TO CONVERSION PRICE

      Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received constructive distributions where the conversion ratio of such instruments is adjusted. Certain of the possible adjustments provided in the notes, including, without limitation, adjustments in respect of taxable dividends to stockholders of Intel, might give rise to constructive distributions taxable as dividends.

DISTRIBUTIONS ON INTEL STOCK

      Distributions, if any, paid on a share of Intel common stock will constitute dividends for U.S. federal income tax purposes to the extent of current and accumulated earnings and profits of Intel, as determined for federal income tax purposes, allocable to the distribution. Dividends paid to holders that are U.S. corporations may qualify for the dividends-received deduction. To the extent that a holder receives distributions on a share of Intel common stock in excess of Intel's current and accumulated earnings and profits, the distribution first will be treated as a reduction of basis to the extent of the holder's basis in the share, and any such distribution in excess of that basis will be treated as long-term or short-term capital gain, depending on the holder's holding period for the share.

SALE OF COMMON STOCK

      Upon the sale or exchange of Intel common stock, a holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such holder's adjusted tax basis in the Intel common stock. Such capital gain or loss will be long-term capital gain or loss if the holder's holding period in Intel common stock is more than one year at the time of the sale or exchange. See " -- Conversion of the Notes," above.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

      In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a note, payments of dividends on Intel common stock, payments of the proceeds of the sale of a note (including, as discussed above, upon conversion) and payments of the proceeds of the sale of Intel common stock, and a 31% backup withholding tax may apply to such payments if the holder either (i) fails to demonstrate that the holder comes within certain exempt categories of holders or (ii) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, is notified by the IRS that he has failed to report payments of interest and dividends properly, or under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest and dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

                               SELLING NOTEHOLDERS

      The notes offered hereby were originally issued by Level One and sold by Robertson, Stephens & Company, Alex. Brown & Sons Incorporated and Montgomery Securities, in a transaction exempt from the registration requirements of the Securities Act, to persons reasonably believed by such initial purchaser to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act, or other institutional "accredited investors," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act. The selling noteholders and their transferees, pledgees, donees or successors may from time to time offer and sell pursuant to this prospectus any or all of the notes.

      The following table sets forth information with respect to the selling noteholders and the respective principal amounts of notes beneficially owned by each selling noteholder that may be offered pursuant to this prospectus. Such information has been obtained from the selling noteholders. None of the selling noteholders has, or within the past three years has had, any position, office or other material relationship with Level One or any of its predecessors or affiliates, except as noted below. Because the selling noteholders may offer all or some portion of the notes pursuant to this prospectus, no estimate can be given as to the amount of the notes that will be held by the selling noteholders upon termination of any such sales. In addition, the selling noteholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

                                                               Principal Amount Of
                                                            Notes Beneficially Owned
Name                                                            And Offered Hereby
----                                                        ------------------------
Alexandra Global Investment                                          $ 2,750,000
American Investors Life Insurance Company                            $ 1,000,000
Argent Classic Convertible Arbitrage Fund L.P.                       $ 1,700,000
Argent Classic Convertible Arbitrage Fund (Bermuda) L.P.             $ 2,000,000
Associated Electric & Gas Insurance Services, LTD                    $   250,000
BancAmerica Robertson Stephens                                       $19,000,000

                                                               Principal Amount Of
                                                            Notes Beneficially Owned
Name                                                            And Offered Hereby
----                                                        ------------------------
Bankers Trust International                                          $ 5,000,000
Baptist Health of Miami                                              $    97,000
BT Alex. Brown Inc.                                                  $ 1,750,000
BT Holdings (New York) Inc.                                          $   500,000
CFW-C, L.P.                                                          $ 5,350,000
Chase Securities, Inc.                                               $ 5,250,000
Colonial Penn Insurance Co.                                          $   562,000
Colonial Penn Life Ins. Co.                                          $   563,000
Credit Suisse First Boston                                           $   500,000
David Lipscombe University General Endowment                         $    85,000
Dunham & Associates Fund II                                          $    25,000
Dunham & Associates Fund III                                         $    12,000
Employee Reinsurance Corporation                                     $ 1,250,000
Engineers Joint Pension Fund                                         $   151,000
Equitable Life Assurance Separate Account Balanced                   $   190,000
Equitable Life Assurance Separate Account Convertibles               $ 2,715,000
Forest Global Convertible Fund Series A-5                            $   500,000
Forum Fulcrum Fd LP                                                  $   500,000
Franklin Investors Securities Trust - Convertible                    $   500,000
Securities Fund
The Frist Foundation                                                 $   295,000
General Motors Investment Management Corporation                     $ 5,500,000
Glen Eagles Fund Ltd.                                                $   725,000

                                                               Principal Amount Of
                                                            Notes Beneficially Owned
Name                                                            And Offered Hereby
----                                                        ------------------------
Hotel Union & Industry of Hawaii                                     $   370,000
Hudson River Trust Balanced Account                                  $ 1,140,000
Hudson River Trust Growth & Income Account                           $ 1,165,000
Hudson River Trust Growth Investors                                  $   910,000
JP Morgan Securities Inc.                                            $15,500,000
Lincoln National Convertible Securities Fund                         $ 1,225,000
Lincoln National Life Insurance                                      $ 1,665,000
McMahan Securities Co., L.P.                                         $    88,000
Memphis Light, Water & Gas Retirement Fund                           $ 1,130,000
Motors Insurance Corporation                                         $   750,000
NationsBanc Montgomery Securities, Inc.                              $ 5,000,000
NatWest Securities Corporation                                       $ 7,525,000
Nicholas-Applegate Income & Growth Fund                              $ 1,269,000
Northwestern Mutual Life Insurance Company                           $ 1,500,000
Occidental College                                                   $    88,000
Palladin Overseas Fund                                               $   562,000
Palladin Partners I L.P.                                             $   562,000
Salomon Brothers Total Return Fund                                   $   250,000
San Diego Convertible                                                $ 1,279,000
San Diego City Retirement                                            $   302,000
SBC Warburg Dillon Read Inc.                                         $ 1,000,000

                                                               Principal Amount Of
                                                            Notes Beneficially Owned
Name                                                            And Offered Hereby
----                                                        ------------------------
Sheperd Investments International, Ltd.                              $ 1,463,000
Smith Barney Inc.                                                    $ 5,500,000
Societe Generale Securities Corp.                                    $ 1,000,000
Stark International                                                  $   787,000
Strategic Money Management Company BV                                $ 1,000,000
Swiss Bank Corporation                                               $ 4,250,000
TCW Group                                                            $    75,000
United National Insurance                                            $    60,000
United National Insurance Company                                    $    60,000
Wake Forest University                                               $   236,000
Walker Art Center                                                    $   140,000
Weirton Trust                                                        $   380,000

      The selling noteholders identified above may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, all or a portion of their notes since the date on which the information in the preceding table is presented. Because the selling noteholders may offer all or some of the notes that they hold pursuant to the offering contemplated by this prospectus, no estimate can be given as to the amount of the notes that will be held by the selling noteholders upon the termination of this offering.

      Information concerning the selling noteholders may change from time to time and any such changed information will be set forth in supplements to this prospectus if and when necessary.

                              PLAN OF DISTRIBUTION

      The notes may be sold from time to time to purchasers directly by the selling noteholders. Alternatively, the selling noteholders may from time to time offer the notes to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling noteholders or the purchasers of notes for whom they may act as agents. The selling noteholders and any underwriters, broker/dealers or agents that participate in the distribution of notes may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of notes by them and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

      The notes may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, any varying prices determined at the time of sale or at negotiated prices. The sale of the notes may be effected in transactions (which may involve crosses or block transactions):

      - on any national or international securities exchange or quotation service on which the notes may be listed or quoted at the time of sale;

      -     in the over-the-counter market;

      - in transactions otherwise than on such exchanges or in the over-the-counter market; or

      -     through the writing of options.

      At the time a particular offering of the notes is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of notes being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling noteholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

      To comply with the securities laws of certain jurisdictions, if applicable, the notes will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

      The selling noteholders will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the notes by the selling noteholders. The foregoing may affect the marketability of the notes.

      Pursuant to the registration agreement, all expenses of the registration of the notes will be paid by Level One, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling noteholders will pay all underwriting discounts and selling commissions, if any. The selling noteholders will be indemnified by Level One against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

                       WHERE YOU CAN FIND MORE INFORMATION

      Intel is currently subject to the informational requirements of the Securities Exchange Act and in accordance therewith has been and will be filing reports, proxy statements and information statements and other information with the Securities and Exchange Commission, or the Commission. Prior to August 10, 1999, Level One was subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith filed reports, proxy statements and information statements and other information with the Commission. After August 10, 1999, Intel's financial reports will (on a consolidated basis) include the results of operations of Level One for the periods following that date.

      You may inspect and copy such reports, proxy statements and information statements and other information at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain additional information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 and reports, proxy statements and information statements and other information filed electronically by Level One with the Commission at the Commission's worldwide web site at http:\\www.sec.gov. Intel's common stock is quoted on the Nasdaq National Market. Reports, proxy statements and information statements and other information concerning Intel may also be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington D.C. 20006.

      The following documents filed by Level One with the Commission are hereby incorporated by reference in this prospectus and made a part hereof:

      1. Level One's annual report on form 10-K for the fiscal year ended December 27, 1998;

      2. Level One's quarterly report on form 10-Q for the fiscal quarter ended March 28, 1999;

      3. Level One's current reports on form 8-K dated February 3, 1999, and March 8, 1999 and August 10, 1999; and

      4. Combined proxy statement/prospectus on form S-4 of Level One and Intel dated July 7, 1999.

      The following documents filed by Intel with the Commission are hereby incorporated by reference in this prospectus and made a part hereof:

      1. Intel's annual report on form 10-K for the fiscal year ended December 26, 1998;

      2. Intel's quarterly report on form 10-Q for the fiscal quarters ended March 27, 1999 and June 26, 1999;

      3. Intel's current reports on form 8-K dated January 14, 1999, March 12, 1999, April 14, 1999, July 8, 1999, July 14, 1999 and August 10, 1999; and

      4. Intel's definitive proxy statement on schedule 14A dated April 6, 1999.

      All reports and other documents filed by Intel or Level One pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such reports and documents. Any statement incorporated or deemed to be incorporated in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Each of Level One and Intel will provide you without charge, upon your request, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for Level One documents should be made to the attention of Level One Communications, Incorporated, Attn: Investor Relations, 9750 Goethe Road, Sacramento, California 95827, Telephone: (916) 855-5000. Requests for Intel documents should be made to the attention of Harris Trust & Savings Bank, 311 West Monroe, P.O. Box A3504, Chicago, Illinois 60690-3504, Telephone: (800) 298-0146 (U.S. and Canada) and
(312) 360-5123 (worldwide).

                                  LEGAL MATTERS

      The validity of the notes has been passed upon for Level One by Graham & James LLP, Sacramento, California.

                         INDEPENDENT PUBLIC ACCOUNTANTS

      The consolidated financial statements of Level One for the years ended December 27, 1998, December 28, 1997 and December 29, 1996 incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto.

                              INDEPENDENT AUDITORS

      The consolidated financial statements of Intel Corporation for the years ended December 26, 1998, December 27, 1997 and December 28, 1996 incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, Independent Auditors, as indicated in their report with respect thereto.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Level One pursuant to the foregoing provisions, or otherwise, Level One has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by Level One of expenses incurred or paid by a director, officer or controlling person of Level One in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, Level One will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      Level One has provisions in its amended and restated certificate of incorporation in effect as of August 10, 1999 that eliminate the liability of Level One's directors to Level One and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under the General Corporation Law of Delaware. Level One's bylaws in effect on August 10, 1999 provide that Level One shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

      The merger agreement between Intel and Level One provides that, after the merger, Intel will, as permitted by law, indemnify persons who were Level One's directors or officers before the merger who suffer liabilities or losses from any threatened or actual claim or proceeding based on the merger agreement or on the fact that the person was a Level One director or officer. The merger agreement further provides that Intel will cause the Level One officers and directors immediately prior to the merger to be covered by Level One's directors' and officers' liability insurance policy or a similar policy for six years after the merger.

      In addition, Intel has agreed to honor Level One's agreements and charter provisions to indemnify its officers and directors in effect on March 4, 1999. Under the Level One certificate of incorporation in effect on March 4, 1999, Level One must, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify any person against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding in which such person is or was a director or officer of the corporation. The Level One's bylaws in effect on March 4, 1999 provide that Level One shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

================================================================================

No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Level One or any selling holder. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the notes offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the notes by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

================================================================================

================================================================================

                                  $115,000,000

                   4% Convertible Subordinated Notes Due 2004


                                    LEVEL ONE
                                 COMMUNICATIONS,
                                  INCORPORATED


                                 --------------

                                   PROSPECTUS

                                 --------------

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Level One in connection with the issuance and distribution of the notes being registered hereunder. All of the amounts shown are estimates (except for the SEC registration fee).

SEC registration fee                                                    $ 34,848
Printing fees and expenses                                              $102,456
Legal fees and expenses                                                 $133,110
Audit                                                                   $ 49,023
                                                                        --------
     TOTAL                                                              $319,473
                                                                        ========

Item 15. Indemnification of Directors and Officers

      Level One has provisions in its amended and restated certificate of incorporation in effect as of August 10, 1999 that eliminate the liability of Level One's directors to Level One and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under the General Corporation Law of Delaware. Level One's bylaws in effect on August 10, 1999 provide that Level One shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

      The merger agreement between Intel and Level One provides that, after the merger, Intel will, as permitted by law, indemnify persons who were Level One's directors or officers before the merger who suffer liabilities or losses from any threatened or actual claim or proceeding based on the merger agreement or on the fact that the person was a Level One director or officer. The merger agreement further provides that Intel will cause the Level One officers and directors immediately prior to the merger to be covered by Level One's directors' and officers' liability insurance policy or a similar policy for six years after the merger.

      In addition, Intel has agreed to honor Level One's agreements and charter provisions to indemnify its officers and directors in effect on March 4, 1999. Under the Level One certificate of incorporation in effect on March 4, 1999, Level One must, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify any person against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding in which such person is or was a director or officer of the corporation. The Level One's bylaws in effect on March 4, 1999 provide that Level One shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.

Item 16. Exhibits

      The following exhibits are filed herewith:

Exhibit
Number       Description of Exhibit
----------   ---------------------------
4.1          Indenture dated as of August 15, 1997 among Level One and State
             Street Bank and Trust Company of California (National
             Association), as Trustee.*

4.2          Form of 4% Convertible Subordinated Note due 2004.*

4.3          Registration Rights Agreement dated as of August 15, 1997 among
             Level One and Robertson, Stephens & Company LLC, Alex. Brown &
             Sons Incorporated, and Montgomery Securities.*

4.4          Supplemental Indenture dated as of August 10,1999 among Level One,
             Intel Corporation and State Street Bank and Trust Company of
             California, N.A., as Trustee.

4.5          Guaranty of Intel Corporation dated August 10, 1999.

5.1          Opinion of Graham & James LLP.*

12.1         Computation of Registrant's Ratio of Earnings to Fixed Charges.*

23.1         Consent of Arthur Andersen LLP.

23.2         Consent of Ernst & Young LLP, Independent Auditors.

23.3         Consent of Graham & James LLP (included in Exhibit 5.1).*

24.1         Power of Attorney (See page II-4).*

25.1         Statement of Eligibility and Qualification Under the Trust
             Indenture Act of 1939 of a Corporation designated to act as Trustee on Form T-1.*

* Filed with the registration statement on form S-3 filed with Securities and Exchange Commission on October 15, 1997.

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a) (3) of the Securities Act;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in a registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

      (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, and State of California, on this 10th day of August, 1999.

                                       LEVEL ONE COMMUNICATIONS, INCORPORATED

                                       By: /s/ John Kehoe
                                           -------------------------------------
                                           John Kehoe, Senior Vice President,
                                           Chief Financial Officer and Secretary

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures                                                   Title                               Date
----------                                                   -----                               ----
Robert S. Pepper*                            President, Chief Executive Officer             August 10, 1999
-------------------------------------        and Chairman of the Board of Directors
(Robert S. Pepper)                           (Principal Executive Officer)

/s/ John Kehoe                               Senior Vice President, Chief                   August 10, 1999
-------------------------------------        Financial Officer and Secretary
(John Kehoe)

Thomas J. Connors*                           Director                                       August 10, 1999
-------------------------------------
(Thomas J. Connors)

Martin Jurick*                               Director                                       August 10, 1999
-------------------------------------
(Martin Jurick)

Paul Gray, Ph.D.*                            Director                                       August 10, 1999
-------------------------------------
(Paul Gray)

Henry Kressel, Ph.D.*                        Director                                       August 10, 1999
-------------------------------------
(Henry Kressel)

Joseph P. Landy*                             Director                                       August 10, 1999
-------------------------------------
(Joseph P. Landy)

                                             Director
-------------------------------------
(Kenneth A. Pickar, Ph.D.)

*By: /s/ John Kehoe
     --------------------------------
     Attorney-in-Fact


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